                                                                    Exhibit 99.1

                                                                               1

               -----------------------------x
               Telephonic conference of:

               LONE STAR STEAKHOUSE & SALOON.

               -----------------------------x

                                October 18, 2006
                                   11:00 a.m.

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                         THE OPERATOR:  Good day, everyone,

                    and welcome to the Lone Star Steakhouse

                    & Saloon third-quarter earnings results

                    conference call.  Just a reminder,

                    today's call is being recorded.

                         At this time I would like to turn

                    the conference over to the chief

                    executive officer, Mr. Jamie B. Coulter.

                    Please go ahead, sir.

                         MR. COULTER: Well, thank you,

                    Operator.

                         Good morning, everyone, and thanks

                    for joining us for our third-quarter

                    conference call.

                         With me today as usual are John

                    White, our executive vice president and

                    chief financial officer, and Mark

                    Mednansky, our chief operating officer

                    and Gerald Aaron, our secretary and

                    corporate counsel.

                         Before beginning the operational

                    reviewing for Q3, I want to read the

                    following statement, as directed by our

                    corporate counsel:

                                                                               4

                         We wanted to advise you where we

                    are in the process with respect to the

                    approval of the agreement and plan of

                    merger with Lone Star Funds.  We filed a

                    preliminary proxy statement with the

                    Securities & Exchange Commission on

                    August 30, 2006 and recently received

                    comments to this filing.  In response to

                    the SEC comments, we filed an amended

                    preliminary proxy statement on

                    October 5, 2006.  We are currently

                    waiting for the SEC to advise us whether

                    they have additional comments or approve

                    the mailing of the definitive proxy

                    material.

                         Once we finalize this process, we

                    will be in a better position to announce

                    our expectations for the date of the

                    stockholders' meeting and the closing of

                    the transaction.  We hope to make an

                    announcement shortly but our expectation

                    continues to be that it will be in the

                    fourth quarter.

                         Please note that the applicable

                                                                               5

                    waiting period of Hart-Scott-Rodino has

                    expired so at this point there are only

                    a limited number closing conditions.

                         First and foremost, stockholder

                    approval to satisfy before the

                    transaction can close.

                         As set forth in detail in the proxy

                    statement it is the unanimous

                    recommendation of the board of directors

                    to approve the merger agreement.

                         In addition, the agreement has my

                    support, as evidenced by the fact that I

                    have entered into a voting agreement to

                    support this transaction.  Neither I,

                    nor any of the other Lone Star

                    executives or directors will have any

                    interest in either the company or Lone

                    Star Funds after the transaction closes.

                    Stockholders should be aware the board

                    of directors considered several factors

                    in reaching this decision to approve the

                    proposed transaction and recommend

                    stockholder approval, including a review

                    of various strategic alternatives.  The

                                                                               6

                    board also considered that the merger

                    agreement allows the board to consider

                    alternative proposals under certain

                    conditions. I strongly urge you to

                    review the definitive proxy statement

                    for discussion of the factors considered

                    by the board and other important

                    information about the proposed

                    transaction.

                         Finally, a key component of the

                    board's decision was the company's

                    financial condition and the difficult

                    industry and operational challenges the

                    company faces in the foreseeable future.

                         For instance, as stated in the

                    proxy statement, in the first two

                    periods of the third-quarter of 2006,

                    EBITDA for Lone Star Steakhouse & Saloon

                    concept declined 44 percent from the

                    same two periods in 2005, and there was

                    a decrease in comparable store sales of

                    14.5 percent for the four-week period

                    ended August 8, 2006.

                         Unfortunately, these negative

                                                                               7

                    trends have continued, and it is our

                    belief that they will continue for the

                    foreseeable future.

                         With that, I'd like to say that Q3

                    was a very difficult one that brought a

                    lot of operational disappointments for

                    our Lone Star brand.

                         With that, I will turn it over to

                    John White to take you through the

                    financial highlights of the quarter.

                         MR. WHITE: Thanks, Jamie.

                         I will just go through some of the

                    highlights for the Q3 details.  I would

                    like to remind everyone that the 10-Q

                    has been filed and is available on our

                    website.

                          We continue to have a strong

                    balance sheet.  Cash and short-term

                    investments were 56.1 million at the end

                    of the quarter, and we have no debt.

                         There are no other significant

                    changes on the balance sheet other than

                    a reduction in assets held for sale, as

                    with liquidated excess properties, so I

                                                                               8

                    will move on to the income statement.

                         The total revenues by concept.

                         Lone Star Steakhouse & Saloon

                    restaurants revenues were $91.9 million,

                    down 5.3 percent.  The components were a

                    decline in guest counts of 7 and a half

                    percent, decline in ticket average of

                    1.9 percent which resulted in a 9.4

                    percent negative comp stores sales for

                    the quarter, partially offset by

                    revenues from new stores.

                           Del Frisco's were positive.

                    Revenue was $14.1 million.  That's up

                    9.9 percent from last year and it's all

                    on comp sales growth.  They had

                    increases in both guest count and check

                    average.

                         Sullivan's revenues were $16.6

                    million, all on comp stores sales growth

                    of 3.1 percent.  They had increased

                    quest counts and slightly lower ticket

                    average.

                         Texas Land & Cattle Steakhouses

                    were up 11.1 percent to $15.3 million in

                                                                               9

                    revenue for the quarter.  Guest counts

                    were down.  Ticket average was up.  Comp

                    store sales were one and a half percent

                    positive, with the rest of the increase

                    coming from new store sales.

                         On the cost of sales line, we were

                    down slightly as a percent of revenue.

                    We had modest declines in beef costs,

                    which were offset by small increases in

                    potato, wine and other categories.

                         Restaurants operating expenses is

                    where we continue to have issues.  They

                    were 52.2 percent revenue, up

                    1.1 percent from a year ago.

                    Three-tenths of a percent was in labor,

                    primarily management.  Advertising

                    decreased by four-tenths percent of

                    revenue. NASCAR sponsorship costs were

                    $1.4 million, but print advertising costs

                    were down by $2 million from the prior

                    year.

                           Operating expenses were up

                    three-tenths of a percent, primarily in

                    utilities, and preopening expenses for

                                                                              10

                    new stores were up eight-tenths of a

                    percent in that category.

                         G&A expenses declined by $200,000.

                    Comprising that, compensation-related

                    costs were down $700,000 due to lower

                    head counts from close of stores and

                    lower bonus accruals.  Recruiting was

                    down $300,000.  Travel was down

                    slightly. We had fewer trips but higher

                    costs per trip.  Noncash option

                    compensation was up by $900,000 in that

                    category.

                         And we had merger related expenses,

                    $2.7 million this year, replacing a like

                    amount for Katrina-related costs and

                    disaster relief last year.

                           In other income, we were up

                    $900,000; 100,000 was in interest

                    income, primarily on higher rates.  We

                    had an increase in the foreign exchange

                    game, in Australian assets and a

                    $600,000 gain on sales assets.

                         The tax rate was negative for the

                    quarter, 135 percent.  It was due to a

                                                                              11

                    greater impact of FICA and tip credits

                    on lower pretax income, and a little

                    more exempt interest income, our

                    short-term investments.  These were

                    offset by some nondeductible merger

                    expenses and the tax affect on incentive

                    options.

                           Going on to the significant

                    components of cash flow.

                         Our beginning cash and equivalence

                    was 58.2 million.  Net income was

                    $200,000. Depreciation and amortization

                    5.4 million.  The provision for

                    impairments 1.8 million.  Noncash stock

                    compensation was $900,000.  Receipts

                    from the exercise of options was

                    $600,000 and proceeds from the sale of

                    assets was 700,000.

                         We had about 9.6 million in major

                    sources of cash from continuing

                    operations. The major use of cash was

                    capital expenditures at 10 and a half

                    million. The dividend was 4.4 million.

                    So the use, the major use was about 14.9

                                                                              12

                    million. The net was that from

                    continuing operations, we used about

                    5.3 million in cash.  We had proceeds

                    from the sale of assets, excess

                    properties and discontinuing ops that

                    brought the net change in cash and

                    short-term investments to just

                    $2.1 million.  And as I said, we entered

                    in the quarter with 56.1 million in cash

                    and short-term investments.

                         Year-to-date capital expenditures

                    are about 36.4 million.  I expect 30 to

                    35 million in Q4 based on deals that we

                    have committed or are working on.  There

                    have been delays in construction for

                    many of the committed properties that

                    will push some of the capital

                    expenditures into next year and beyond.

                           We still may have some new

                    properties come on line and I believe

                    that cap-ex will be in the 65 to $70

                    million 2006 now.

                         With all of that, our adjusted

                    EBITDA for continuing operations as we

                                                                              13

                    disclosed in the press release was $10.7

                    million, flat with Q3 last year, but

                    down 10 million year to date to 37

                    million from 47 million last year.

                         And with that, I'll turn it back to

                    Jamie.

                         MR. COULTER: Well, thank you,

                    John.

                         Mark Mednansky, our chief operating

                    officer, why don't you take us through

                    the operating results here.

                         MR. MEDNANSKY: Thank you, Jamie.

                         And Good morning to everyone.

                         For the Lone Star Steakhouse and

                    Saloon units, sales for the

                    third-quarter for the domestic Lone

                    Stars, continuing operating units was

                    $91,627,955, was negative 5.2 percent.

                    Comparable to same store sales for this

                    quarter, decreased by 9.4 percent.

                         As John told you, guest counts for

                    Lone Star Steakhouse and Saloon units

                    decreased by 7.5 percent in Q3.  In

                    addition to the economic factors that

                                                                              14

                    have virtually impacted our dining

                    segment, beginning of Q3, we did

                    eliminate our discount coupon campaign,

                    which did cause a significant loss of

                    guest traffic, but we believe that the

                    coupon proliferation in casual dining

                    has lost its cost effectiveness.  We are

                    now focusing on local store marketing

                    while considering other marketing

                    opportunities regionally.

                           Sales in our new units are

                    averaging 3,023,000.  That is down from

                    our previous run rate of about 3.4

                    million beginning of Q2.

                         During the quarter, we opened two

                    new Lone Stars; one in Elizabethton,

                    Tennessee, and the other was in

                    Danville, Virginia.

                           Costs of sales decreased by

                    60 basis points, compared to last year,

                    mainly due to better controls and the

                    elimination of the coupon program.

                         Labor costs increased 100 basis

                    points for the quarter, with the

                                                                              15

                    majority of this attributed to unit

                    management salaries.

                            Advertising costs for the

                    third-quarter decreased by 30 basis

                    points. This is driven primarily by the

                    elimination of the coupon campaign,

                    which benefitted with a cost savings of

                    180 basis points.

                         Semi-variable costs for Q3

                    increased by 80 basis points with

                    increased utility costs accounting for

                    60 percent of the increase.

                         And preopening costs for this

                    quarter was $539,000.

                         Moving on to the results from Texas

                    Land & Cattle.  The 22 operating units

                    were positive 11 percent for the

                    third-quarter, with comparable

                    same-store sales down .64 percent.

                          Texas Land & Cattle also was

                    affected by the same economic trends in

                    the industry.  We did open two Texas

                    Land & Cattle units during the quarter;

                    one in Killeen, Texas and the other in

                                                                              16

                    Charlotte, North Carolina.  We are

                    pleased with the initial sales results

                    from both units.

                         All costs were well controlled by

                    this concept during the quarter, and

                    preopening costs was $397,000, or

                    260 basis points.

                         Finally, moving to the upscale

                    division, Sullivan's and Del Frisco's

                    continue to perform well with

                    industry-leading comparable sales,

                    same-store sales growth.

                         Due to persistent construction

                    delays across the country, the Branson

                    unit will now open the week

                    before Thanksgiving, and Charlotte Del

                    Frisco's will open before Valentine's

                    Day in 2007.  We know that people in

                    Charlotte are excited and anxious for us

                    to open in that market, as we are.

                         With that, I will turn it back to

                    you, Jamie.

                         MR. COULTER: Thank you, for the

                    report, Mark and John.

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                         With that, operator, we're ready to

                    go to a question-and-answer period.

                            THE OPERATOR: Thank you.

                         If you would like to ask a question

                    during today's presentation, please

                    press star 1 on your touch-tone

                    telephone. If you are using a speaker

                    phone, please depress your mute function

                    to allow our equipment to reach your

                    signal. Thank you for your patience,

                    and please press star 1 if you have a

                    question.

                         And we do have our first question

                    from Michael Gallo (phonetic) with CL King.

                         MR. GALLO (phonetic): Hi, good morning.

                         MR. COULTER: Good morning,

                    Michael.

                         MR. GALLO (phonetic): A couple questions, if

                    I may.

                         First, I just want to understand a

                    little bit better what's going on on the

                    marketing side; obviously you pulled a

                    lot of the print advertising, as well as

                    the coupons.  Clearly you had a

                                                                              18

                    substantial negative impact throughout

                    the quarter, and from the four weeks

                    you've reported since the quarter

                    continues to have a substantial negative

                    impact. Now, I was wondering what the

                    marketing strategy is of Lone Star going

                    forward, and given that, even after you

                    saw this substantial negative impact, it

                    doesn't seem like it changed much and

                    from what we had heard on your last

                    conference call, it was clear that the

                    NASCAR sponsorship was not generating

                    the returns that you had expected.  So

                    walk me through what the thinking is

                    there, and what are the plans for

                    traditional Lone Star going forward.

                         MR. MEDNANSKY: Hey, Michael, this

                    is Mark.  First going -- addressing the

                    coupon campaign.  We just did not

                    believe it was media efficient.  Right

                    now our primary vehicle is going to be

                    Lone Star local store marketing, but

                    we're studying hard, radio, perhaps

                    regional cable TV, USA Today, we believe

                                                                              19

                    that new item news is the way to move

                    forward.

                         MR. GALLO (phonetic): I guess why not let the

                    couponing go until you were kind of

                    ready to move into whatever the next

                    strategy is.  It seems like we have a

                    lull where you've removed the coupons,

                    you removed the print advertising, and

                    there's nothing really offsetting that

                    on the marketing side, at least clearly

                    not from the same-store sales.

                         MR. COULTER: Michael, this is

                    Jamie. We've studied this long and

                    hard, you may recall that about a year

                    ago Ruby Tuesday did the same thing.

                    They went cold turkey and took out their

                    discounting, and the result was

                    substantial. I'm not sure double digit,

                    but a high single digit decline.  So we

                    believe that we are going to have to

                    contend with that; that it's highly

                    ineffective due to the proliferation in

                    the casual dining space that began with

                    featuring a non-menu item at a special

                                                                              20

                    price and it evolved into discounting.

                    So we are just going to have to go cold

                    turkey. As Mark said, we're evaluating

                    some cable strategies, USA Today ads

                    have been an effective force in the

                    past, but right now we think that when

                    you take the cost of the printing and

                    the mailing and the discount itself out

                    of the matrix, that we will make more

                    money going cold turkey, then we would

                    continuing with the program we had

                    previously run.

                         MR. GALLO (phonetic): Okay. The second

                    question I have is on the new units.  If

                    my memory is correct, the first five new

                    units, they opened running about 3.4 to

                    3.5 million average unit volume.  The

                    average unit volume per new units, I

                    think, at least it says in the release

                    now, is slightly south of $3 million.

                         Does that suggest that the last

                    four new units you've opened are only

                    run rating out at the $2.4 million run

                    rate, or have the first five fallen from

                                                                              21

                    the honeymoon rates or -- and then

                    secondly, it still seems to me if that's

                    the case with the new unit run rates

                    have fallen that dramatically, that it

                    still to me is a question, you know, why

                    proceed with the -- continue to open

                    another 16 traditional units; whereas,

                    from my recollection, that your returns

                    on Sullivan's and Del Frisco's are

                    substantially higher.

                         MR. MEDNANSKY: Hey, Michael, it's

                    Mark. I'll take the first part of that.

                         With the new stores, you know, we

                    did experience a very good honeymoon

                    period with all the new stores and, you

                    know, as -- as you open, some of the

                    traffic, we did expect, would fall and

                    it did.

                         In some of the smaller towns, like

                    Roanoke Rapids, more competition came

                    in. We had a Logan's built right next

                    door to us, so we're still happy with

                    the sales there, but it has gone down to

                    3,023,000 from the 3.4 run rate in Q2.

                                                                              22

                         MR. COULTER: This is Jamie.

                         Mark, I wouldn't say that we're

                    happy with the sales, you're never happy

                    to see sales decline, but Roanoke Rapids

                    is a special place, just on the

                    Virginia/Carolina border that has under

                    construction now a Dolly Parton theme

                    park. It's expected to really drive

                    that area, and we're excited about the

                    reasons we went there, but in the

                    meantime, Logan's did open in a very

                    small market and we're splitting the

                    sales there.

                         In terms of returns on investment,

                    you recall, we agonized over various

                    construction prototypes and remodels,

                    and we have still our first building to

                    come out that's just 5,000 square feet.

                    That's as opposed to 6800 square feet

                    we've been building recently, so that

                    will reduce the cost of the building,

                    the cost of the land, the cost of

                    utilities, the cost of taxes, et cetera,

                    and we're anxious to see how that does.

                                                                              23

                    We're quite excited about that

                    prototype.

                         MR. GALLO (phonetic): But doesn't the -- just

                    to come back to the same point, Logan's

                    opening in Roanoke and the effect that

                    that had.  I mean, doesn't that

                    highlight the competitiveness of this

                    segment of the market, whereas certainly

                    the higher end of the market where your

                    Sullivan's and Del Frisco chains operate

                    are far less saturated?

                         MR. COULTER: Well, Michael,

                    there's no doubt that -- that if you

                    look at the market out there, our thesis

                    is that casual dining is badly,

                    severely, extremely overbuilt.  There

                    are no employees.  Walk into any one of

                    our competitors and see what kind of

                    service you get, any of them, on a

                    regular basis.  The trade-down factor

                    from casual dining to fast casual and

                    the great products that, for instance,

                    Taco Bell is rolling or the salads that

                    you can get at practically at any

                                                                              24

                    hamburger place today, with the

                    proliferation of fast casual, leaves

                    casual dining smack dab in the middle.

                    Because business is good in QSR and fast

                    casual, they're paying up and paying

                    wages equal to those that are available

                    in casual dining, and the upscales have

                    always paid more.  So we don't like

                    casual dining one bit.  I don't care if

                    you are talking about turkeys, pot roast

                    or hamburgers or steaks.  We obviously

                    should have been building more

                    Sullivan's and more Lone Stars -- I'm

                    sorry -- more Sullivan's and more Del

                    Frisco's, but we're contractually

                    obligated to build out the 16 or so Lone

                    Stars that you mentioned previously,

                    although we intend to bring our

                    investment down by virtue of a smaller

                    footprint.

                         MR. GALLO (phonetic): Is it fair to say that

                    once you get past the contractual

                    obligations for those units, that the

                    emphasis should ultimately shift much

                                                                              25

                    more heavily towards Sullivan's and Del

                    Frisco's?

                         MR. COULTER: Well, it already has,

                    Michael, but let me -- the Lone Star

                    gives us some exciting numbers where we

                    can make the right deal, either on a

                    lease or a purchase, but with the

                    proliferation of casual dining and the

                    easy access to money that runs for a

                    decade, and you know what's happened out

                    there, it's hard to go in and get a

                    piece of land -- it's hard to buy any

                    anymore and you can't go in generally

                    for less than 100,000 - 120,000.  We see

                    people paying $150,000 and 200,000 a year

                    land lease.  So going forward, if we're

                    going to make a deal on Lone Star, it's

                    going to be with a very attractive land

                    situation, and we're going to continue

                    building, as you suggest, Sullivan's and

                    Del Frisco's, and as you know, those

                    frequently go in office buildings or

                    places where we don't have the

                    opportunity to own the real estate.

                                                                              26

                         MR. GALLO (phonetic): And then just a final

                    question. It would appear to me, my

                    own -- of my own opinion from view of

                    the proxy, and I'm sure everybody else

                    has their own opinion, but that, it does

                    not appear that a formal auction process

                    was conducted, at least relative to some

                    of the other processes we've seen go in

                    the industry, where in some cases

                    anywhere from upwards of 30 to 40

                    potential buyers were contacted.  My

                    recollection, in your case, it was

                    somewhere in the range of about seven.

                         I was wondering if you can comment

                    on the process, the process that you

                    used and why it wasn't a broader

                    process.

                         MR. COULTER: Yeah, Michael, this

                    is Jamie.  I can tell you that indeed

                    starting a year ago, approximately,

                    we've had four investment bankers

                    engaged. They surveyed all strategic

                    buyers that could possibly could have an

                    interest in this, that they thought of,

                                                                              27

                    and the range, if you name the name,

                    they probably were contacted.

                         A significant number, I can't tell

                    you if it's eight or 15, LBO firms, many

                    of them experienced in the restaurant

                    space were contacted, and I would have

                    to tell you that a far-ranging and

                    significant process was conducted.

                         MR. GALLO (phonetic): Okay. Thank you.

                           THE OPERATOR: And our next

                    question is from Josh Coldensome (phonetic)

                    (phonetic) with Millenium Partners.

                         MR. COLDENSOME (phonetic): At the beginning

                    of your statement, Jamie, you said you

                    will not have any financial interest in

                    the company.  I noticed carefully your

                    wording, "after the closing of the

                    deal."

                         My question is, ongoing will you

                    still be the CEO of this company?  Will

                    you have an ongoing relationship with

                    Lone Star Funds, and if you indeed do,

                    won't there be both management options

                    and management stock granted in

                                                                              28

                    association with that?

                         MR. COULTER: Well, I don't know

                    how to say it any plainer.  I have no

                    plans, no legal plans, no commitments,

                    no personal plans at the present time to

                    be with Lone Star Funds or any of the

                    surviving entities on either side of the

                    ledger. As far as --

                          MR. COLDENSOME (phonetic): So you are

                    retiring. Is that what you are telling

                    me?

                         MR. COULTER: I'm retiring.

                         MR. COLDENSOME (phonetic): You are retiring

                    fully from the ongoing company?

                         MR. COULTER: I am.

                         MR. COLDENSOME (phonetic): Not even a

                    consulting relationship?

                         MR. COULTER: No, sir. Not the use

                    of a company plane, not a company car,

                    nothing.

                         MR. COLDENSOME (phonetic): You're done.

                    You're out.  You're walking away.

                    You're retiring.

                         MR. COULTER: That's correct.

                                                                              29

                         MR. COLDENSOME (phonetic): Okay.

                         I'm a little surprised then, you

                    know, about the process.  I'm very

                    surprised by the process.  You know, it

                    seems to me that there is -- there's an

                    opportunity here with regards to Del

                    Frisco's and Sullivan's that obviously

                    Lone Star Funds recognizes, and I'm just

                    wondering why the proxy, very -- only

                    very generally, outlines that particular

                    process in terms of the ability to spin

                    that off, or the ability to do something

                    with Del Frisco's and Sullivan's as a

                    separate entity?

                         MR. COULTER: Well, Josh, you know,

                    beauty is in the eye of the beholder and

                    strategies can be second and third

                    guessed. Let me just tell you, you've

                    got a franchising vehicle out there,

                    Ruth's Chris, who we think are throwing

                    up restaurants in places they probably

                    shouldn't put them up.  We've got --

                    everyone sees that upscale is where it

                    is at for the time being, and take out

                                                                              30

                    Flemming's and take out Capital Grill,

                    who's announced they're going to

                    accelerate development, take out

                    Sullivan's and Del Frisco's and Morton's

                    and anybody else, and add in Vick &

                    Anthony's and Joe's Steakhouse, and Suzy

                    and Max, and it is going to be a big,

                    crowded area in the foreseeable future.

                         For that and other reasons, the

                    company and the board of directors,

                    decided to sell the company.

                         MR. COLDENSOME (phonetic): Okay. Thank you.

                           THE OPERATOR: And our next

                    question is from a Akash Botsin (phonetic)

                    (phonetic) from Deutsche Bank.

                         MR. BOTSIN (phonetic): Hi, good morning, Mr.

                    Coulter, how are you?

                         MR. COULTER: Good morning. Fine,

                    thanks.

                         MR. BOTSIN (phonetic): You know, I think from

                    a Deutsche Bank perspective, as you

                    know, we are a 9.9 percent holder of

                    Lone Star and, you know, just in light

                    of the fact that the stock continues to

                                                                              31

                    trade above the offer, we're wondering

                    what you're hearing from investors as

                    you're contacting and speaking to the

                    investors, and what, if anything,

                    management is doing to improve the value

                    of the deal?

                         MR. COULTER: Well, management did

                    everything it could to improve the value

                    of the deal before we signed the $27.10

                    with Lone Star Funds, and the reasons

                    for that decision have been well

                    articulated in the proxy and in this

                    conference call.

                         What was the second part of your

                    question?

                         MR. BOTSIN (phonetic): Given that the stock

                    continues to trade right from the day of

                    announcement, the stocks traded well

                    above the offer price, what are you

                    hearing from investors regarding the

                    offer, regarding the deal?  And, you

                    know, what if any insights you can offer

                    on, you know, on ability to realize more

                    value than what's been put on the table

                                                                              32

                    today?

                         MR. COULTER: Well, because the

                    proxy hasn't cleared yet, we haven't

                    spoken to any investors.  We have heard

                    from -- from Deutsche Bank, from

                    Millenium and from Barrington, all of

                    whom are opposed to the deal thinking

                    that there's more value to be obtained,

                    I think in some cases the word

                    "substantially" might apply in the way

                    they phrased it, but we haven't spoken

                    with anyone.  I can tell you as the

                    largest shareholder, 16-some percent, I

                    voted to take an all-cash, no financing

                    contingency offer at 27.10, which I

                    think is a very good price.

                         MR. BOTSIN (phonetic): Right. And I mean,

                    when do you think you will have the

                    ability to speak to investors?

                         MR. COULTER: As soon as the proxy

                    clears, and we're hopeful to hear back

                    from the SEC today unless -- I talked to

                    our corporate counsel just before this

                    meeting, and after that, we will be

                                                                              33

                    talking to investors.

                         MR. BOTSIN (phonetic): Thank you so much.

                         MR. COULTER: You're most welcome.

                            THE OPERATOR: Thank you.

                         And our next question comes from

                    Mike Smith with Oppenheimer Funds.

                         MR. SMITH: Good morning.

                         A VOICE:  Good morning, Michael.

                         MR. SMITH: Jamie, your golf game

                    is not that good.  I don't know whether

                    retirement is going to suit you.

                         John White, can you break down the

                    $2.7 million in merger expenses you

                    charged in the second quarter -- in the

                    third quarter?

                         MR. WHITE: A lot of it was wiggle.

                    We had two fairness opinions and just

                    the cost of negotiating and getting the

                    transaction together with other outside

                    consultants. All that's disclosed I

                    think in the proxy, the fees.

                         MR. SMITH: Okay. You have closed

                    36 Lone Stars, I guess, this year; is

                    that correct?

                                                                              34

                         MR. WHITE: Late last year and

                    early this year.

                         MR. SMITH: And how have you come

                    out on the real estate that was owned

                    and leases that you had in those in

                    terms of -- you know, relative to the

                    book?

                         MR. WHITE: We've got very little

                    out of leases.  There were a couple of

                    unusual situations where we were able to

                    recover some money for assigning the

                    leases, or for leaving them.  But in

                    general, we've been getting about

                    10 percent over book value on the owned

                    real estate.

                         MR. SMITH: Have your attorneys or

                    your accountants evaluated the Dave &

                    Buster's deal where there were several

                    investors that filed for appraisal

                    rights at the -- that didn't sell into

                    the deal and ended up getting two bucks

                    more or something?

                         MR. COULTER: Michael, this is

                    Jamie. It's my understanding that

                                                                              35

                    appraisal rights are the problem of the

                    acquirer. So those would be Lone Star

                    Funds' problems, not ours.  And we think

                    obviously a price is more than a fair

                    one or we wouldn't have made the deal.

                         So I think that's something that we

                    will not have to worry about.

                         MR. SMITH: And -- well, you're

                    retiring. What about John, Mark and Al?

                         MR. COULTER:  Well, you know, I'm

                    leaving Lone Star.  I don't know what

                    I'll do in the future.  Retirement is a

                    word that I'm not sure it will really

                    fit into my persona.  I'm not sure.

                         MR. SMITH: You might be a pizza

                    franchisee or something?

                         MR. COULTER:  You know what, I wouldn't

                    mind doing that again.  At least I was

                    there 32 years.  I will let John and

                    Mark speak for themselves.

                         John?

                         MR. WHITE:  Unlike Jamie, I have an

                    employment contract that I'm obligated

                    under, which will be assumed.  I have

                                                                              36

                    not had any discussions with the

                    acquirers other than through the due

                    diligence, and saying that, you know, I

                    will stay on through a transition

                    period. They've not indicated to me how

                    long they want me to stay.  I am

                    anxious, if I leave, to get my

                    noncompete period running, because I too

                    don't know that I want to fully retire.

                         MR. MEDNANSKY: Hey, Mike, it's

                    Mark. Right now I'm just concentrating

                    on Lone Star's business day to day, if

                    this goes through, and we think it will,

                    I will weight my options at that time.

                         MR. SMITH: Thank you.

                         THE OPERATOR:  Once again, if you

                    would like to ask a question, please

                    press star 1 on your touch-tone

                    telephone.

                         We now have a question from Mike

                    Corelli (phonetic), Barry Vogel &

                    Associates (phonetic).

                         MR. CORELLI (phonetic): Hi, good morning.

                    Can you hear me?

                                                                              37

                         MR. COULTER: Good morning.

                         MR. CORELLI (phonetic): I thought I read in

                    the documents there's an $18 million

                    break-up fee; is that correct?

                         MR. COULTER: Yes.

                         MR. CORELLI (phonetic): That sounds like a

                    high number.  How did you, you know,

                    come to that number?

                         MR. COULTER: Actually it's a low

                    number relative to the comparable deals

                    out there, and we negotiated it down to

                    that because of that.

                         MR. CORELLI (phonetic): Okay. All right.

                    Thank you.

                         THE OPERATOR:  And we have no

                    further questions at this time.

                         MR. WHITE: Okay, Operator. We

                    thank everyone for calling in.

                    Good-bye.

                         THE OPERATOR:  That concludes

                    today's conference.  Thank you for your

                    participation.

                            (END OF CONFERENCE CALL)